Exhibit 99.1

PARTIES REACH SETTLEMENT OVER AB CIRCLE PRO FITNESS PRODUCT

NEW YORK, N.Y., Aug. 23, 2012 – Direct Entertainment Media Group, Inc. (“DEMG”), a subsidiary of The Reader’s Digest Association (“RDA”), today announced that it has reached a settlement of all legal proceedings with the Federal Trade Commission (“FTC”) on the FTC’s allegations regarding the marketing campaign for the Ab Circle Pro (ACP) system, a fitness product. The FTC alleged that testing done for the ACP did not substantiate certain claims made in infomercials that marketed the product. RDA was not involved in the marketing of the ACP, which was distributed and marketed by DEMG.

The defendants do not agree with the allegations made by the FTC and under the terms of the settlement, none of the defendants have admitted to any wrongdoing or liability. They are settling these claims to avoid protracted legal proceedings.

RDA as the parent company was included in the action by the FTC as a relief defendant only. The settlement includes payment by the RDA parties of approximately $13.8 million for consumer refunds and possibly up to $10 million more depending on the volume of refund claims received by the FTC.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader’s Digest Association	The Reader’s Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098 Ellie Rossi Tel: 646.747.7151